As filed with the Securities and Exchange Commission on November 18, 2008
Registration No. 333-132418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-132418
UNDER
THE SECURITIES ACT OF 1933
EAGLE TEST SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-2917389 (I.R.S. Employer Identification No.)

2200 Millbrook Drive
Buffalo Grove, Illinois	60089
(Address of Principal Executive Offices)	(Zip Code)
2003 Stock Option and Grant Plan
2006 Stock Option and Incentive Plan
(Full Title of the Plans)
Eileen Casal, Esq.
Teradyne, Inc.
600 Riverpark Drive
North Reading, Massachusetts 01864
(Name and Address of Agent For Service)
(978) 370-2700
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-132418) (the “Registration Statement”), filed with the Securities and Exchange Commission on March 14, 2006, of Eagle Test Systems, Inc. (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s common stock (“Registrant Common Stock”) issuable under the Registrant’s 2003 Stock Option and Grant Plan (the “2003 Plan”) and the Registrant’s 2006 Stock Option and Incentive Plan (together with the 2003 Plan, the “Plans”).
     On November 14, 2008, Turin Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Teradyne, Inc., a Massachusetts corporation (“Teradyne”), merged with and into the Registrant with the Registrant as the surviving corporation (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of September 1, 2008 (the “Merger Agreement”), by and among Teradyne, Turin Acquisition Corp. and the Registrant. As a result of the Merger, the Registrant became a wholly owned subsidiary of Teradyne.
     Pursuant to the Merger Agreement, Teradyne agreed to assume all of the outstanding options to purchase shares of Registrant Common Stock issued under the Plans. As of the effective time of the Merger, these options were converted automatically into options to purchase shares of Teradyne’s common stock.
     Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo Grove, Illinois on this 18th day of November, 2008.

EAGLE TEST SYSTEMS, INC.
By:	/s/ Leonard A. Foxman
Title: Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Leonard A. Foxman Leonard A. Foxman	Chief Executive Officer and President (Principal executive officer)	November 18, 2008

/s/ Stephen J. Hawrysz Stephen J. Hawrysz	Chief Financial Officer (Principal financial officer)	November 18, 2008

/s/ Gregory R. Beecher Gregory R. Beecher	Director	November 18, 2008

/s/ Michael A. Bradley Michael A. Bradley	Director	November 18, 2008

/s/ Eileen Casal Eileen Casal	Director	November 18, 2008